Exhibit 99.1

Duos Technologies Group Reports Third Quarter 2023 Results

JACKSONVILLE, FL / Globe Newswire / November 14, 2023 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of machine vision and artificial intelligence that analyzes fast moving vehicles, reported financial results for the third quarter (“Q3 2023”) ended September 30, 2023.

Third Quarter 2023 and Recent Operational Highlights

•	Implemented first subscription services agreement with a passenger transit operator. In connection with the agreement, Duos will offer access to its RIP and artificial intelligence detection models for key inspection points. The agreement, renewable annually, is initially valued at more than $300,000 and encompasses customer training, setup and ongoing railcar data services across three existing, active portals.
•	Performed 2.3 million comprehensive railcar scans in the third quarter across 13 portals. This metric encompasses all railcars scanned at locations across the U.S., Canada, and Mexico.
•	Upgraded the Company’s centraco® and truevue360™ systems to enable near “real-time” reporting and facilitate immediate alerts to on-board personnel of any issue that is deemed critical.
•	Appointed power and logistics industry veteran Christopher King as Chief Commercial Officer. King joins Duos with over 20 years of operational and commercial leadership experience within the energy and supply chain sectors. In this role, King will be focused on commercial and technical delivery in support of current and prospective customers as well as building an intensified growth strategy and strengthening the Company’s technical strategic partners as it expands its offerings and transitions to a recurring subscription model.
•	As of the end of the third quarter, the Company had $6.4 million of revenue in backlog and expects $1.0 million to $2.0 million to be recognized during the remainder of 2023.
•	Strengthened industry collaborations with Dell Technologies and NVIDIA to support AI development and achieve significant increases in performance at near “real-time” reporting.

Third Quarter 2023 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Inc. and TrueVue360, Inc.

Total revenue for Q3 2023 decreased 62% to $1.53 million compared to $4.02 million in the third quarter of 2022 (“Q3 2022”). Total revenue for Q3 2023 represents an aggregate of approximately $706,000 of technology systems revenue and approximately $825,000 in recurring services and consulting revenue. The decrease in total revenue was primarily attributed to a combination of factors. Those factors include delays during Q3 2023, which were outside of the Company’s control, related to the ongoing production and delivery of two high-speed RIPs as well as year-over-year timing differences with two freight RIPs under construction during Q3 2022. These timing differences contributed to the year-over-year variance along with one-time services for major site improvements occurring in Q3 2022 also contributing to the change in services and consulting revenues in Q3 2023. The Company sees opportunities to continue to expand its programs with existing customers during the current year and beyond. In spite of the timing delays putting pressure on the quarterly results, management remains confident in the long-term potential of the RIP product.

Cost of revenues for Q3 2023 decreased 55% to $1.30 million compared to $2.92 million for Q3 2022. The decrease in cost of revenues was mainly attributable to the Company remaining in the production and manufacturing phase of the two high-speed RIPs just noted in Q3 2023 while being in the installation phase for the two freight RIPs in Q3 2022.

Gross margin for Q3 2023 decreased 79% to $227,000 compared to $1.10 million for Q3 2022. The decrease in gross margin was driven by the two previously noted project discrepancies, in Q3 2023 and Q3 2022, respectively.

Operating expenses for Q3 2023 increased 8% to $3.20 million compared to $2.97 million for Q3 2022. Sales and marketing costs saw a marginal increase primarily as a result of increased staffing within the team, while research and development expenses increased by 37% for prospective technologies testing. Overall, the Company continues to focus on stabilizing operating expenses while meeting the increased needs of its customers.

Net operating loss for Q3 2023 totaled $2.97 million compared to net operating loss of $1.87 million for Q3 2022. The increase in loss from operations was primarily the result of lower revenues recorded in the current quarter as a consequence of delays in going to field.

Net loss for Q3 2023 totaled $2.95 million compared to net loss of $1.93 million for Q3 2022. The increase in net loss was mostly attributable to the lower revenues associated with the timing of project delays noted previously.

Cash and cash equivalents at September 30, 2023 totaled $3.27 million compared to $1.12 million at December 31, 2022. As of quarter end, the Company had an additional $259,000 in receivables. Duos also held $1.53 million in inventory as of September 30, 2023, consisting primarily of long-lead items for future RIP installations.

Nine Month 2023 Financial Results

Total revenue decreased 35% to $5.95 million from $9.08 million in the same period last year. Total revenue for the first nine months of 2023 represents an aggregate of approximately $3.40 million of technology systems revenue and approximately $2.54 million in recurring services and consulting revenue. The decrease in total revenue was primarily due to the previously noted timing differences. The Company remains optimistic about its long-term outlook and sees opportunities to continue to expand its programs with existing customers during the current year and beyond through its growing artificial intelligence catalogue and improved services and maintenance. Despite this positive outlook, a longer commercial cycle paired with still-protracted supply chain timelines may result in revenue recognition pushing further into 2024. The Company remains focused on revenue and margin performance in the current environment.

Cost of revenues decreased 24% to $4.94 million from $6.47 million in the same period last year. The decrease in cost of revenues was mainly attributable to project timing discrepancies in the respective periods previously noted.

Gross margin decreased 61% to $1.01 million from $2.60 million in the same period last year. The decrease in gross margin was driven by project timing discrepancies in the respective periods previously noted.

Operating expenses increased 9% to $9.27 million from $8.51 million in the same period last year. The Company managed to maintain its costs for sales and marketing and research and development at a consistent level, while observing a slight rise in general and administration costs. This increase can be primarily attributed to a combination of the timing of personnel incentives awarded in 2023 compared to the same period in 2022 and increased amortization charges stemming from increased investment in artificial intelligence algorithms.

Net operating loss totaled $8.27 million compared to net operating loss of $5.91 million in the same period last year. The increase in loss from operations was primarily the result of lower revenues recorded in the first nine months of 2023 as a consequence of the delays noted previously.

Net loss totaled $8.08 million compared to a net loss of $5.91 million in the same period last year. The increase in net loss was mostly attributable to the lower revenues associated with the timing discrepancies noted previously.

Financial Outlook

At the end of the third quarter, the Company’s contracts in backlog represented approximately $6.4 million in revenue, of which approximately $1.0 to $2.0 million is expected to be recognized during the remainder of 2023. The balance of contract backlog is comprised of multi-year service and software agreements as well as project revenues spanning into fiscal 2024. The Company also expects a near-term intake of $5.0 million to $7.0 million in multi-year service and artificial intelligence renewals and contract modifications, which are anticipated to close by the end of this year or early 2024.

Based on the factors previously noted, including project delays out of the Company’s control, additional delays in customers’ extended budgeting cycles and other macroeconomic challenges, Duos is withdrawing its previously provided guidance for the full year 2023. The Company will reevaluate providing financial projections on an ongoing basis and may provide an updated outlook at a later date.

Management Commentary

“Our results for the third quarter were impacted by several external factors, underscoring the challenges of operating a capex-focused business and further reinforcing our ongoing efforts to focus on a primarily subscription-based model in the future,” said Duos Chief Executive Officer Chuck Ferry. “These challenges included a postponement of installation for a major transit system in the Northeast U.S., additional planned projects being pushed out for budgetary reasons and temporary delays in the initial rollout of our subscription business, the last of which has now been addressed, enabling us to monetize our first subscription agreement. In response, we have proactively initiated cost reductions in several non-essential areas to lessen the cash burn during this transition phase while revenues are lower than originally anticipated.

“Commercially, we have a high level of interest from all Class 1 railroads as well as several short lines and passenger railroads. We currently have active proposals in evaluation with a handful of different rail carriers for several dozen portals both within our core market in North America and abroad. Regarding subscriptions, we expect to begin executing a subscription with a large railcar group in the near future, and we are in discussions with another dozen prospective subscribers. Our current backlog is $6.4 million, and we have another $5 million to $7 million in near-term renewals and contract modifications, which we anticipate closing in late Q4 2023 and into early Q1 2024.

“Our goal is that the Duos Railcar Inspection Portal becomes the industry standard for machine vision wayside detection, and I believe that we are a Company that has the leadership position in the rail sector under that premise. Our transition over the next 12 to 18 months into a recurring revenue business model puts us in a very strong position to give an expected high return on investment. Despite our current short-term revenue challenges, the Company remains in a strong financial position with sufficient cash for operations, meaningful near-term business opportunities, and, most importantly, a growing acceptance of Duos’ technology that will set the stage for the growth that we are anticipating to take Duos to its next evolution.”

Conference Call

The Company’s management will host a conference call today, November 14, 2023, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Tuesday, November 14, 2023

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 866-682-6100

International dial-in: 862-298-0702

Confirmation: 13742203

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization.

If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent vision based technology solutions supporting rail, logistics, intermodal and government customers that streamline operations, improve safety and reduce costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast-moving trains, trucks and automobiles through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company's financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company's expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company's organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," "aim," "will," "may," "should," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company's ability to continue as a going concern, the Company's ability to generate sufficient cash to continue and expand operations, the competitive environment generally and in the Company's specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company's technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company's most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company's assumptions may prove to be incorrect. The Company's actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Corporate

Fei Kwong, Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

Investor Relations

Matt Glover or Tom Colton

Gateway Group

949-574-3860

DUOT@gateway-grp.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Nine Months Ended	For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022

REVENUES:
Technology systems	$705,849	$2,709,899	$3,404,107	$6,273,213
Services and consulting	825,074	1,312,339	2,541,163	2,805,483

Total Revenues	1,530,923	4,022,238	5,945,270	9,078,696

COST OF REVENUES:
Technology systems	883,836	2,176,761	3,723,151	5,016,551
Services and consulting	420,499	745,925	1,217,022	1,457,913

Total Cost of Revenues	1,304,335	2,922,686	4,940,173	6,474,464

GROSS MARGIN	226,588	1,099,552	1,005,097	2,604,232

OPERATING EXPENSES:
Sales and marketing	353,386	297,057	962,040	956,937
Research and development	450,006	329,424	1,392,692	1,296,480
General and administration	2,394,173	2,342,089	6,916,390	6,255,926

Total Operating Expenses	3,197,565	2,968,570	9,271,122	8,509,343

LOSS FROM OPERATIONS	(2,970,977)	(1,869,018)	(8,266,025)	(5,905,111)

OTHER INCOME (EXPENSES):
Interest expense	(1,406)	(2,057)	(5,816)	(7,943)
Other income, net	24,647	(53,993)	191,022	698

Total Other Income (Expenses)	23,241	(56,050)	185,206	(7,245)

NET LOSS	$(2,947,736)	$(1,925,068)	$(8,080,819)	$(5,912,356)

Basic and Diluted Net Loss Per Share	$(0.41)	$(0.30)	$(1.12)	$(1.01)

Weighted Average Shares-Basic and Diluted	7,240,632	6,450,180	7,189,256	5,859,375

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$3,266,916	$1,121,092
Accounts receivable, net	258,874	3,418,263
Contract assets	1,346,731	425,722
Inventory	1,525,913	1,428,360
Prepaid expenses and other current assets	355,978	441,320

Total Current Assets	6,754,412	6,834,757

Property and equipment, net	555,485	629,490
Operating lease right of use asset	4,454,714	4,689,931
Security deposit	550,000	600,000

OTHER ASSETS:
Note receivable, net	151,875	—
Patents and trademarks, net	121,051	69,733
Software development costs, net	793,618	265,208
Total Other Assets	1,066,544	334,941

TOTAL ASSETS	$13,381,155	$13,089,119

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$619,765	$2,290,390
Notes payable - financing agreements	137,816	74,575
Accrued expenses	275,277	453,023
Equipment financing payable-current portion	—	22,851
Operating lease obligations-current portion	774,306	696,869
Contract liabilities	1,588,928	957,997

Total Current Liabilities	3,396,092	4,495,705

Operating lease obligations, less current portion	4,310,853	4,542,943

Total Liabilities	7,706,945	9,038,648

Commitments and Contingencies (Note 4)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,441,000 shares available to be designated	—	—
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 and 0 issued and outstanding at September 30, 2023 and December 31, 2022, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 and 0 issued and outstanding at September 30, 2023 and December 31, 2022, respectively, convertible into common stock at $7 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at September 30, 2023 and December 31, 2022, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 1,299 and 1,299 issued and outstanding at September 30, 2023 and December 31, 2022, respectively, convertible into common stock at $3 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 4,000 and 0 issued and outstanding at September 30, 2023 and December 31, 2022, respectively, convertible into common stock at $3 per share	4	—
Series F convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 5,000 and 0 issued and outstanding at September 30, 2023 and December 31, 2022, respectively, convertible into common stock at $6.20 per share	5	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 7,248,455 and 7,156,856 shares issued, 7,247,131 and 7,155,552 shares outstanding at September 30, 2023 and December 31, 2022, respectively	7,248	7,156
Additional paid-in-capital	66,267,057	56,562,600
Accumulated deficit	(60,442,653)	(52,361,834)
Sub-total	5,831,662	4,207,923
Less: Treasury stock (1,324 shares of common stock at September 30, 2023 and December 31, 2022)	(157,452)	(157,452)
Total Stockholders' Equity	5,674,210	4,050,471

Total Liabilities and Stockholders' Equity	$13,381,155	$13,089,119

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2023	2022

Cash from operating activities:
Net loss	$(8,080,819)	$(5,912,356)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	393,057	225,825
Stock based compensation	499,590	592,177
Stock issued for services	105,565	120,000
Amortization of operating lease right of use asset	235,217	198,790
Changes in assets and liabilities:
Accounts receivable	3,159,389	(454,431)
Note receivable	(151,875)	—
Contract assets	(921,009)	(820,938)
Inventory	(97,552)	(395,787)
Security deposit	50,000	—
Prepaid expenses and other current assets	543,793	15,539
Accounts payable	(1,670,625)	605,129
Accrued expenses	(178,081)	(136,180)
Operating lease obligation	(154,653)	60,668
Contract liabilities	630,931	2,051,109

Net cash used in operating activities	(5,637,072)	(3,850,455)

Cash flows from investing activities:
Purchase of patents/trademarks	(58,208)	(17,490)
Purchase of software development	(640,609)	(87,700)
Purchase of fixed assets	(199,618)	(311,327)

Net cash used in investing activities	(898,435)	(416,517)

Cash flows from financing activities:
Repayments of insurance and equipment financing	(395,221)	(303,492)
Repayment of finance lease	(22,851)	(69,325)
Proceeds from common stock issued	—	8,550,002
Stock issuance cost	(17,645)	(837,467)
Proceeds from shares issued under Employee Stock Purchase Plan	117,048	—
Proceeds from preferred stock issued	9,000,000	999,000

Net cash provided by financing activities	8,681,331	8,338,718

Net increase in cash	2,145,824	4,071,746
Cash, beginning of period	1,121,092	893,720
Cash, end of period	$3,266,916	$4,965,466

Supplemental Disclosure of Cash Flow Information:
Interest paid	$5,816	$8,045
Taxes paid	$—	$1,264

Supplemental Non-Cash Investing and Financing Activities:
Notes issued for financing of insurance premiums	$458,452	$353,244